Exhibit 15.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-187114) and the Post-Effective Amendment No.1 to the Registration Statement on Form F-3 (File No. 333-188261) of our reports dated March 27, 2015 relating to the consolidated financial statements of CNOOC Limited and its subsidiaries as of December 31, 2014 and 2013 and for the two years in the period ended December 31, 2014, and the effectiveness of CNOOC Limited and its subsidiaries' internal control over financial reporting as of December 31, 2014, appearing in this Annual Report on Form 20-F for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 22, 2015